UNITED STATES

ECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 19, 2015

LANDSTAR SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	021238	06-1313069
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13410 Sutton Park Drive South, Jacksonville, Florida	32224
(Address of principal executive offices)	(Zip Code)

(904) 398-9400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 19, 2015, the Board of Directors (the “Board”) of Landstar System, Inc. (the “Company”) elected Diana M. Murphy as non-executive Chairman of the Board of the Company.

Also on May 19, 2015, the Board elected Anthony J. Orlando as a Class I Director, effective immediately. The current term of Mr. Orlando’s Board appointment will expire at the Company’s 2016 Annual Meeting of Stockholders. The Board has determined that Mr. Orlando satisfies the independence requirements under the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder (the “Exchange Act Rules”) and the rules promulgated by The Nasdaq Stock Market, Inc. with respect to corporate governance matters (the “Nasdaq Rules”). In addition, the Board has determined that Mr. Orlando is “financially literate” within the meaning of the Nasdaq Rules and meets the applicable requirements under the Exchange Act Rules and the Nasdaq Rules for service on the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board has appointed Mr. Orlando to the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Safety and Risk Committee and the Strategic Planning Committee, in each case effective immediately.

Under the Company’s 2013 Directors Stock Compensation Plan, as amended (the “Directors Stock Plan”), in the event that a non-employee director commences a term of Board service that is fewer than three years, such non-employee director shall be entitled to receive a restricted stock award equal to the quotient of (i) $225,000 multiplied by a fraction, the numerator of which is the number of days in such term and the denominator of which is 1,095, divided by (ii) the fair market value of a share of common stock of the Company, par value $.01 per share (the “Common Stock”), on the date of grant, rounded to the nearest whole number of shares. In connection with the election of Mr. Orlando to the Board, the Board has determined he is entitled to receive a restricted stock award under the Directors Stock Plan in an amount equal to $74,795 divided by the fair market value of a share of Common Stock on May 20, 2015, which will be the date of grant, rounded to the nearest whole number of shares. In addition, the Board has previously determined that each non-employee director of the Company is entitled to receive an annual fee of $75,000, payable in quarterly installments. Accordingly, Mr. Orlando will receive such fee, effective as of his appointment to the Board. Mr. Orlando will also enter into an Indemnification Agreement with the Company, substantially in the form filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2003. This Indemnification Agreement is substantially identical to the Indemnification Agreements entered into by the Company with other members of the Board.

Item 5.07 Submission of Matters to a Vote of Security Holders

The Company held its Annual Meeting of Stockholders on May 19, 2015. A total of 42,599,096 shares, or approximately 96% of the common stock issued and outstanding as of the record date, was represented in person or by proxy. The matters voted upon by the stockholders of the Company (the “Stockholders”) at the meeting included: (i) the election of one Class I Director whose term will expire at the 2018 Annual Meeting of Stockholders; (ii) the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2015; and (iii) an advisory vote on the Company’s 2014 executive compensation.

(1) Election of Directors. At the meeting, the Stockholders elected James B. Gattoni to serve as a Class I Director, whose term will expire at the 2018 Annual Meeting of Stockholders. The votes cast with respect to Mr. Gattoni were as follows:

Votes For	Withheld	Broker Non-Votes
40,791,495	428,486	1,379,115

(2) Ratification of Appointment of KPMG LLP. At the meeting, the Stockholders ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2015. This proposal received 42,116,151 affirmative votes and 478,617 negative votes. There were 4,328 abstentions with respect to this proposal.

(3) Advisory Vote on Executive Compensation. At the meeting, the Stockholders voted to approve the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executives, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure.”

This proposal received 40,383,227 affirmative votes and 802,969 negative votes. There were 33,785 abstentions and 1,379,115 broker non-votes with respect to this proposal.

Item 8.01 Other Events.

On May 19, 2015, the Board authorized the Company to purchase up to 2,479,372 shares of its common stock from time to time in the open market and in privately negotiated transactions under its share purchase program. No specific expiration date has been assigned to the May 19, 2015 authorization. The May 19, 2015 authorization is in addition to the existing authorization to purchase shares under the Company’s share purchase program. In the aggregate, as of May 19, 2015, the Company has authorization to purchase up to 3,000,000 shares of its common stock under its share purchase program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDSTAR SYSTEM, INC.

Date: May 22, 2015	By:	/s/ L. Kevin Stout
Name: L. Kevin Stout
Title: Vice President and Chief Financial Officer